Exhibit 99.1

February 14, 2019

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today — our company, our technology and our value propositions for customers and investors. We’ll discuss our operations in depth. And we’ll give you the details of our 2018 financial performance, and our 2019 financial targets.

XPO is a top ten global logistics company with over $17 billion of revenue, operating as a highly integrated network of people, technology and physical assets. We use our network to help our customers manage their goods most efficiently through their supply chains. We run our business under the single brand of XPO Logistics.

As context, we have two reporting segments: transportation and logistics. Approximately 65% of our revenue comes from transportation. The other 35% is logistics, which we sometimes refer to as “supply chain” or “contract logistics.”

Our markets are highly diversified. The more than 50,000 customers we serve span every major industry and touch every part of the economy. Our revenue derives from a mix of key verticals, such as retail and e-commerce, food and beverage, consumer packaged goods and industrial. About 59% of our revenue is generated in the United States, 13% comes from France and 12% from the United Kingdom. Of the balance, Spain is the next largest at 5% of revenue. In total, we operate in 32 countries with 1,535 locations and over 100,000 employees.

These are the key factors driving our growth and returns:

•	Leading positions in fast-growing areas of transportation and logistics

•	$1 trillion addressable opportunity, with less than 2% market share

•	Ability to provide a broad range of integrated solutions to customers with complex supply chains

•	Differentiation through cutting-edge technology in every line of business

•	Strong, multimodal presence in the e-commerce sector

•	Significant advantages of scale: operating leverage, purchasing power, cross-selling and capacity to innovate

•	Diverse talent base sharing best practices

•	World-class operators who are also XPO shareholders

We delivered a robust 14.3% increase in adjusted EBITDA for 2018, versus 2017. It helps to have a favorable macro environment, as was the case this past year. But importantly, we also invested in future growth.

For example, with the expansion of our sales organization, we’re getting in front of high-potential customers who can benefit from our capabilities — typically national and multinational companies. Our sales strategy is two-fold: earn a greater share of wallet with our existing customer base and penetrate high-growth verticals where companies have a need for multiple XPO service lines. Ninety of our top 100 customers use two or more of our services.

We more than tripled the number of strategic account managers in North America, beefed up sales support, raised incentive compensation and invested in new training and analytics to drive cross-selling of our services. In Europe, we created a strategic account management team that deepened our European bench strength of senior-level sales talent in both transportation and logistics. Our larger salesforce closed a record $3.8 billion of sales globally in 2018.

The one exception, in terms of customer size, is less-than-truckload, where there’s a significant opportunity with smaller, local accounts. We added over 200 sales associates and sales support personnel for our North American LTL organization, with about 75% of those hires coming in 2018. We’re making good progress right-sizing our customer mix and load profile.

In addition to the expansion of our LTL sales organization, we completed the build-out of our last mile network to 85 North American hubs in 2018, including our first hub in Canada. These facilities are strategically located to support pure-play last mile customers and our XPO Direct shared-space distribution network.

XPO Direct is an exciting innovation that serves omnichannel, e-commerce and manufacturing customers. In 2018, we expanded the network to over 90 facilities and launched the service nationally at year-end. We have a backlog of blue-chip customers hungry to get access to our variable-cost network of contract logistics, last mile, LTL, labor, technology, transportation and storage.

Our XPO Direct warehouses serve as stockholding sites and cross-docks that can be utilized by multiple customers at the same time. Transportation needs are supported by our brokered, contracted and owned capacity. We’re giving our customers a way to manage B2C and B2B fulfillment using our scale and capacity, without the capital investment of adding distribution centers. It’s a way to achieve growth and profitability using our current assets and supplier relationships.

We have a different type of opportunity to increase our profitability through the cross-fertilization of best practices. We’re sharing knowledge across all of our service offerings and geographies with an emphasis on high-impact areas, such as customer service, sales, safety, warehouse management, cross-dock operations, equipment maintenance, training and HR. The veteran operators who lead our business units are adept at integrating these practices into daily operations.

Company Overview

We created XPO to provide exceptional value for customers while generating meaningful returns for our shareholders. At the top of our value proposition is an intense customer service culture and highly engaged employees led by best-in-class operators.

We offer an unmatched range of solutions for the efficient management of goods throughout the supply chain. Our business model is asset-light overall, with assets accounting for just under a third of revenue. Our net capex for 2018 was 2.4% of revenue.

The assets we own or lease are critical components of the customer services we provide:

•	804 contract logistics facilities

•	477 cross-docks

•	Truck transportation assets of 16,000 tractors and 39,000 trailers

•	Intermodal transportation assets of 9,500 53-ft. boxes and 5,000 chassis

Our industry is large, growing and fragmented, with underpenetrated market sectors. There are secular trends in our favor, including the growth in e-commerce, and shifts toward outsourcing and just-in-time inventory management. We believe that our ability to provide customers with integrated, end-to-end supply chain solutions gives us a significant competitive advantage. Many customers, particularly national or multinational companies, prefer to use large, multimodal service providers to manage more than one aspect of their supply chain.

All of these industry attributes play directly to our strengths of scale, density, service range and technology. XPO is the:

•	Largest last mile logistics provider for heavy goods in North America, a more than $13 billion sector that’s estimated to grow at three to five times GDP

•	Largest manager of expedited shipments in North America by ground, air and our automated transportation management system (TMS) technology

•	Second largest contract logistics provider worldwide, and the largest outsourced e-fulfillment provider in Europe

•	A top three provider of less-than-truckload transportation in North America, and a leading LTL provider in Western Europe

•	Second largest freight broker worldwide, with the largest owned road fleet in Europe

•	Third largest provider of intermodal in North America

In addition, we’re a global provider of managed transportation, and a global freight forwarder with an integrated network of ocean, air, ground and cross-border services.

Looking solely at the markets where we already operate, we hold less than 2% market share of a total addressable opportunity of $1 trillion or more. Now let’s take a deeper look into XPO, starting with our technology.

Transformative Technology

XPO empowers its employees to deliver world-class service through technology. We prioritize innovation because we believe that great technology in the hands of well-trained employees, augmented by scale, is the ultimate competitive advantage in our industry. Our technology is purpose-built to continuously improve customer service, control costs and leverage our footprint. It’s a major reason why customers trust us with about 160,000 ground shipments and more than 7 billion inventory units daily.

We spend approximately $500 million a year on technology. We’ve built a highly scalable, cloud-based platform to speed innovation companywide, with a global team of approximately

1,700 technology professionals, including more than 100 data scientists. Our efforts are concentrated in four areas: automation and intelligent machines, dynamic data science, the digital freight marketplace, and visibility and customer service, specifically in the e-commerce supply chain. Our emphasis is on the digitalization of supply chain interactions, such as shippers and carriers, consumers and carriers, and contract logistics teams.

In the first quarter of 2018, we launched our proprietary, cloud-based warehouse management platform; it integrates robotics and other advanced automation very rapidly into our operations. Our platform is much more efficient than traditional warehouse management systems, particularly in multi-site and multichannel environments. We’ve been able to accelerate ramp-up time on new projects for our customers.

In June, we announced a groundbreaking partnership with Nestlé, the world’s largest food and drink company, to co-create a 638,000-square-foot distribution center in the UK for Nestlé’s consumer packaged goods. We’re investing $77 million in this site, which is scheduled to open in 2020 and will feature advanced sorting systems and robotics in a digital ecosystem that integrates predictive data and intelligent machines. It will house an XPO technology laboratory and operate as both a think tank and a launch pad for our innovations.

In October, we announced plans to deploy 5,000 additional robots throughout our logistics sites in North America and Europe. These are intelligent robots that collaborate with humans, designed to supplement our existing workforce and support future growth. The autonomous, mobile robots lift inventory storage racks and carry them to customized picking stations, where a worker can fulfill up to 48 orders simultaneously. The entire solution is interfaced with our warehouse management system — it shortens order-to-shipment times, supports same-day and next-day deliveries and helps workers minimize walk-time and manual errors.

More broadly, in logistics, our warehouses are becoming high-tech hubs with collaborative robots, drones for inventory management and sophisticated analytics for demand forecasting. Our algorithms can predict the flow of goods and future returns, helping our e-commerce customers plan for inventory and labor levels. We recently started using data-driven workforce planning tools in our warehouses to optimize productivity shift by shift. Our proprietary technology facilitates omnichannel distribution, lean manufacturing support, aftermarket support, supply chain optimization and transportation management. It links our XPO Direct sites and can predict where stock should be positioned in the network for the greatest efficiency.

In transportation, our XPO Connect digital freight marketplace is a landmark introduction. XPO Connect is a fully automated, self-learning and dynamic marketplace that connects shippers and carriers directly, as well as through XPO. It gives our customers direct access to our transportation network and the predictive data that powers it. We designed the XPO Connect platform to provide shippers with a single point of entry for visibility across multiple transportation modes in real time — they can see fluctuations in capacity, look at the spot rates by geography and post loads. Then they can assign the loads to carriers and track the freight through one, secure login.

Registered carriers in XPO Connect went from zero to 6,000 in the first three months after the April 2018 launch. Now, nine months in, we have more than 14,000 carriers signed up for the interface, and we expect that number to keep climbing. These are quality operators in our core network who are opting in through this platform. They can bid on loads and reduce empty miles, which increases the capacity available to our customers. Our Drive XPO app gives carriers a way to interact with XPO Connect from the road. It also serves as a geo-locator and supports voice-to-text communications. We’ve been rolling out Drive XPO in our European brokerage network to deliver the same benefits to our customers there.

In last mile, our technology delivers a consistent consumer experience with superior satisfaction levels. The system gathers real-time feedback post-delivery to help our customers build loyalty. We also use our proprietary applications to engage consumers in the delivery process for their heavy goods.

Someone who buys a couch or appliance from one of our customers online can track that order in real time using our web tools, Google Home, Amazon Echo or Google Search. They can request personalized alerts, reschedule delivery times electronically and use our augmented reality tool to visualize the placement of the item inside their home. Our last mile contract carriers use the XPO Connect platform to communicate with our last mile team, adding a new layer of efficiency. The result is a consistently best-in-class home delivery experience at a national level.

In LTL, we launched a next-generation web integration that gives shippers access to more capabilities without custom programming: delivery and pickup management tools, pricing and planning tools, and electronic document handling. This follows the deployment of 14,000 handhelds and inspection tablets for drivers and dockworkers to enhance productivity and revenue collection from accessorials and ancillary services. We also developed new RFP and pricing systems for LTL, with robust algorithms and profitability monitoring. Overall, we’ve improved the business intelligence we use internally for LTL pricing, workforce planning and network optimization.

The supply chain industry is wide open for disruptive thinking like this. Our position as a leading champion of technology has led to important new advantages for our customers. We’re constantly unearthing new efficiencies through advanced automation and a whole raft of other innovations, some of which are customized for individual customers.

Logistics Operations

Contract Logistics

Contract logistics is an asset-light business characterized by long-term contractual relationships, low cyclicality and a high-value-add component that minimizes commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC.

As the second largest logistics provider worldwide, we’re at the forefront of a $120 billion sector that’s estimated to grow at two to three times GDP. Our facility space stands at a record 190 million square feet globally — up about 12% from last year — making us particularly attractive to multinational customers. These customers value our vertical expertise, technology and engineering capabilities. When we secure a new logistics contract, the initial tenure is approximately five years on average, with a historical renewal rate of over 95%. These relationships can lead to cross-selling and a wider use of our services, such as inbound and outbound logistics.

XPO’s logistics offering encompasses a range of services for the purpose of helping our customers control costs and increase efficiency. We provide value-added warehousing and distribution, e-commerce fulfillment, cold chain solutions, reverse logistics, packaging and labeling, factory support, aftermarket support, inventory management and personalization services, such as laser etching. In addition, we provide highly engineered solutions and supply chain optimization services, such as production flow management, predictive analytics and advanced automation.

Our competitive positioning in logistics is as a technology leader. We’re innovative, fast-moving, and we can handle very complex, large contract logistics implementations. With robotics, for instance, we work with 29 of the top robotics companies in the world, culled from hundreds of suppliers we looked at.

Reverse logistics is a fast-growing area of contract logistics, and one where we have a high profile as a quality provider: we manage over 170 million returned units annually. It’s a complex service, requiring inspections, repackaging, refurbishment, resale or disposal, refunds and warranty management. Our technology is a major differentiator in this space. We’ve developed predictive analytics that use machine learning to forecast the future rate of returns by SKU number. That’s a high-value service for e-tailers, because consumers are increasingly test-driving the products they buy online.

Our biggest contract logistics win to date is an omnichannel reverse logistics facility we began ramping up in mid-2018. Our customer is a large footwear and apparel company; we’ve partnered to implement a 1.1 million square foot returns processing center in the US. The site has been custom-designed to drastically improve the processing time it takes to get products back into the supply chain once they’re returned through retail, wholesale and e-commerce channels.

Many of our logistics customers are the preeminent names in retail and e-commerce, food and beverage, technology, aerospace, wireless, industrial and manufacturing, chemical, agribusiness, life sciences and healthcare. We also have strong positions in fast-growing sub-verticals: for example, XPO is the number one provider of fashion logistics in Italy. There are very few logistics companies with the breadth of vertical expertise we have — most of our competitors specialize in one or two verticals.

We also have complementary strengths in Europe and North America. For example, in Europe we’re a specialist in cold chain logistics, which includes some sectors that are less sensitive to economic cycles, such as food and beverage. Our European cold chain experts are helping us build this business in North America. In the US, we’re strong in aerospace and other high tech sectors, which is opening new doors for us overseas.

In 2018, we implemented a record number of contract start-ups in logistics: 118 over 12 months, including 28 in the fourth quarter. A number of those wins will ramp up this year. The vast majority of them are front-loaded investments in long-term contractual relationships.

A large lever for cost savings in our warehouse operations is workforce productivity. Our operations performance team collaborates between North America and Europe to optimize our warehouses. The team is helping management at every site understand the gaps between average performance and great performance, and devise action plans for improvements. Our deployment of dynamic planning tools in our logistics sites is a good example of how we’re applying technology in this regard.

Transportation Operations

Our other segment — transportation — includes our lines for truck brokerage and transportation, LTL, last mile, intermodal, expedite, global forwarding and managed transportation.

Truck Brokerage and Transportation

XPO utilizes a blended transportation model of brokered, owned and contracted capacity for truck transportation. The non-asset portion of our model is variable cost and gives us extensive flexibility. It includes our brokerage operations, as well as contracted capacity with independent owner-operators.

Brokerage is compelling to us for a number of reasons. In addition to low fixed costs, it has high free cash flow conversion and minimal capex requirements, with tailwinds from outsourcing and supplier consolidation. Brokerage is also valuable to most of our customers who use XPO for other lines of business. Examples of brokered freight include industrial flows of raw materials and finished goods, consumer goods, sensitive or high-value freight, and freight that requires high security.

We’ve developed a powerful truckload management system called Freight Optimizer that drives our brokerage operations in both North America and Europe. Our Drive XPO app gives truck drivers a way to interact with Freight Optimizer and our XPO Connect platform from the road, locating loads and bidding to fill empty miles.

In North America, our brokerage network includes approximately 38,000 independent carriers representing over a million trucks. This capacity is critically important to shippers — they value our ability to find them trucks and drivers under all kinds of market conditions. In Europe, the largest components of our transportation operations are LTL, dedicated transport and brokerage. These three service lines generate about 80% of our European transport EBITDA. We also have a non-dedicated truckload business that provides on-demand capacity for our customers.

Less-Than-Truckload (LTL)

Our LTL business in North America is asset-based; it utilizes employee drivers, a fleet of tractors and trailers for line-haul, pick-up and delivery of pallets, and a network of terminals. In Western Europe, where we’re a leading LTL provider, we use the optimal capacity model for each national market. In the UK, for example, we own the trucks and employ the drivers, whereas in Spain, we contract with independent carriers. We use a blended model in France. The independent carrier relationships are supported by our terminals and staff.

Our LTL team is laser-focused on on-time, damage-free performance. We’re a top three LTL provider in the US, with a network that covers 99% of all zip codes. Using one of the industry’s most modern fleets, we deliver approximately 20 billion pounds of freight a year. We have approximately 20,000 LTL customers, and we’ve significantly increased the number of salespeople dedicated to serving and growing this base.

In North American LTL, in the fourth quarter 2018, we realized an improvement of 260 basis points in adjusted operating ratio to 87.3%%, our best fourth quarter ratio in our history. We’ve brought our LTL operation a long way forward since we acquired the business in late October 2015. LTL is on track to generate over $1 billion of EBITDA for us over the next couple of years.

The $15 million we invested in our LTL sales organization in North America is geared to accelerate growth in our local customer base and optimize our freight mix. We also have initiatives underway to improve LTL trailer utilization.

The next big efficiency for us in LTL is workforce utilization aligned with engineered standards. Our transformation and big data teams are using labor analytics to model an optimal solution for any given day based on the amount of work forecasted. They look at things like pick-up and delivery hours, dock hours, overtime, part-time labor and full-time labor. This is being executed in our European transport operations as well.

Last Mile Logistics

Our last mile services are predominantly asset-light: we use independent contractors to perform transportation and over-the-threshold deliveries and installations. In North America, these services are supported by a network of 85 hubs that extend our last mile footprint to within 125 miles of approximately 90% of the US population.

XPO is by far the largest facilitator for the home delivery of heavy goods in North America, and yet we hold just 7% share in the US last mile space. Our last mile customers include big-box retailers who sell heavy goods — items such as appliances, furniture, exercise equipment and large electronics. A smaller part of our business, called direct postal injection, involves facilitating transportation of parcels to local post offices for delivery to homes.

Last mile logistics for heavy goods is a service-intensive business Our value proposition for these customers is our combination of expertise, technology and scale, resulting in industry-leading consumer satisfaction ratings. We use our proprietary, state-of-the-art technology to enable real-time performance monitoring: consumers are surveyed within minutes of delivery to capture feedback and escalate any issues for prompt resolution.

E-commerce is a major tailwind for last mile, and one that’s predicted to grow globally at double-digit rates through at least 2025. Within e-commerce, there’s an ongoing shift toward customers buying large, heavy items online. Given our specialization in heavy goods, this represents significant growth potential for us now and over the long term.

In Europe, which is another fragmented last mile landscape, there’s a large opportunity for us to further apply our technology and best practices. We’ve established last mile operations for heavy goods in several European countries and won some sizable contracts. It’s a small but growing presence in a sector where our expertise is valued.

Intermodal

Intermodal involves the long-haul portion of containerized freight movements. This is an additional growth opportunity for us within our freight brokerage unit. Services include rail brokerage, local drayage performed by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the US, with more than 2,400 independent owner-operators and access to another 25,000 drayage trucks.

The nature of intermodal is that demand is influenced by external factors, such as the availability of truck capacity. Right now, truck capacity is still relatively tight and fuel prices are creeping up again, both of which are good for intermodal. In general, intermodal can be a much less expensive mode for freight that is not time-sensitive. The main drivers of customer satisfaction are cost effectiveness, ready capacity and service performance.

Our proprietary Rail Optimizer technology is a growth engine and a competitive advantage for us in intermodal — it enables constant communication with the railroads and provides a high level of visibility into the door-to-door movements of long-haul freight. We use sensors on our containers that tell us where a container is located, whether it’s full or empty, and whether the door is open. These are just some of the ways we add value for our intermodal customers. Rail Optimizer helped us win the largest contract in XPO’s history in 2017.

Expedite

We offer expedited transportation, a non-asset business, as part of our freight brokerage operations in North America. Expedited shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on little notice.

We use a network of contracted owner-operators to handle expedited ground transportation, and an electronic bid platform to assign air charter loads. A large and separate component of our expedite operations is our proprietary transportation management platform, which awards loads electronically based on carriers’ online bids. These transactions primarily happen on a machine-to-machine basis. Our technology initiates a new auction on the internet every few seconds, and we take a fee for facilitating the process.

One key driver of expedite demand is the trend toward just-in-time (JIT) urgent shipments. JIT is a supply chain strategy that requires 3PL support for both manufacturing production and inventory management. As the largest manager of expedited shipments in North America, we can act very quickly, often saving our customers from disastrous monetary loss.

Our expedite group serves our other service lines as well. For example, if a track repair stalls a rail container, we can off-load those goods to an expedite ground carrier in our network or put them on a chartered aircraft. This ability to find solutions to almost any challenge is a major advantage of using XPO.

Managed Transportation

XPO is a top five global provider of managed transportation, with approximately $2.7 billion of freight under management. Managed transportation is a non-asset service that we provide to shippers who want to outsource some or all of their transportation modes, together with associated activities. These activities can include freight handling such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing and 3PL supplier management, among other services.

The three main components of our managed transportation offering are: control tower solutions, managed expedite and dedicated capacity. Our control tower experts are trained in operations, analytics, procurement and customer service. We design the optimal routes for a given supply chain, determine the most efficient carriers and ensure that they perform at a high level. We also apply Lean-based analysis to shipping patterns to identify process improvements and cost-saving opportunities.

Managed expedite is facilitated with our proprietary expedite web technology that automates the procurement and tracking of time-critical freight. We have thousands of vetted ground carriers in our independent network, with vehicle types ranging from cargo vans to flatbeds, as well as domestic and international air options. Our dedicated service is a turnkey solution tailored for each customer: drivers, tractors, trailers, maintenance, management and fuel, with no equipment leases.

Global Forwarding

We provide non-asset global forwarding services in a $150 billion sector where shippers depend on our domestic, cross-border and international expertise. The freight we forward may have origins and destinations within the same country or move between countries or continents. It may travel by ground, air, ocean or some combination of these modes.

XPO has a network of independent market experts and licensed customs brokers that provide local oversight in thousands of key trade areas worldwide, and we operate a subsidiary as a non-vessel operating common carrier (NVOCC). We have an opportunity to grow market share in forwarding through our network of dedicated offices on four continents.

Service-Driven, Results-Oriented Culture

The common denominator across all areas of transportation and logistics is that customers want results. A zero-fail mindset is part of our DNA, dating back a quarter century to our roots in expedite. Anything less than stellar service is not an option for us.

Transportation customers want on-time pickup and delivery. Contract logistics customers want their goods to flow smoothly through the supply chain. All customers want visibility into flows, accurate documentation and damage-free handling. If a disruption does occur, customers expect to know about it right away and hear a solution. And increasingly, customers want real-time insights into supply chain activities, which is why we invest heavily in developing mobile applications, end-to-end visibility, predictive analytics and our digital freight marketplace.

We see an opportunity to continue to further differentiate XPO on the basis of superior customer service in each of our service offerings. We ask ourselves: Is the customer thrilled to have chosen XPO? Are we constantly improving the value we deliver? When we receive awards for operational excellence from world-class companies such as Boeing, Nissan, Diebold, Navistar, Nordstrom, The Home Depot and Whirlpool, we know we’re doing our job.

Sustainability is another big focus for us. It’s an area where XPO has already set an example in the industry, giving us an opportunity to build on that position. Our company has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for three consecutive years, and in 2016 was awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency.

The UK warehouse of the future that we’re creating with Nestlé will be sited on man-made plateaus, with landscaping to minimize the visual impact to nearby settlements. Additional sustainability measures include environmentally friendly ammonia refrigeration systems, energy-saving LED lighting, air-source heat pumps for administration areas and rainwater harvesting.

A number of our logistics facilities are ISO14001-certified, which ensures environmental and other regulatory compliances. We monitor fuel emissions from forklifts in our warehouses, and we have protocols in place to take immediate corrective action if needed. Our packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of our reverse logistics operations, we recycle millions of electronic components and batteries each year.

In transportation, we’ve made substantial capex investments in fuel-efficient Freightliner Cascadia tractors in North America; these use EPA 2013-compliant and GHG14-compliant SCR technology. Our North American LTL locations have numerous energy-saving policies in place and are implementing a phased upgrade to LED lighting.

In Europe, we own one of the industry’s most modern fleets: 98% compliant with Euro V, EEV and Euro VI standards, and with an average truck age of 2.5 years. We also own a large fleet of natural gas trucks in Europe, and we have government-approved mega-trucks in Spain. These trucks can significantly reduce CO2 emissions through increased carrying capacity.

That sums up our many drivers of profitable growth. We’ve purpose-built XPO to generate high value for our customers and high returns for our shareholders, with a massive addressable market opportunity.

Financial Highlights1

For the full year 2018, we delivered: 12.3% revenue growth year-over-year, 9.3% organic revenue growth, net income attributable to common shareholders of $390 million, and $1.56 billion of adjusted EBITDA — which was up 14.3% over 2017. We outperformed on free cash flow due to better working capital management.

There were some challenges in the quarter — we faced headwinds in France and the UK, and the loss of last mile postal injection business from our largest customer. Still, we delivered solid growth. For fourth quarter 2018, versus a year ago, we reported:

•	$4.39 billion of revenue, compared with $4.19 billion;

•	5.4% organic revenue growth;

•	$84 million of net income[2], compared with $189 million[3];

•	$0.62 diluted earnings per share, compared with $1.42;

•	$98 million of adjusted net income, compared with $59 million;

•	$0.72 adjusted diluted earnings per share, compared with $0.45;

•	$380 million of adjusted EBITDA, compared with $337 million;

•	$566 million of cash flow from operations, compared with $265 million; and

•	$479 million of free cash flow, compared with $210 million.

On February 4, 2019, we completed the $1 billion share repurchase program authorized by our board of directors in December 2018. We retired a total of 18 million shares of XPO common stock for approximately $1 billion ($56.09 average share price).

[1]	Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation.
[2]	Net income is attributable to common shareholders.
[3]	Net income of $189 million for the fourth quarter 2017 includes a $173 million net benefit primarily related to the enactment of US tax reform.

On February 13, 2019, our board authorized a new share repurchase of up to $1.5 billion of XPO common stock. The authorization is described in detail in our filings with the SEC.

2019 Financial Targets

On February 14, 2019, we updated our full-year 2019 financial targets as follows:

•	Revenue growth of 3% to 5%, which corresponds to organic revenue growth of 4% to 6% year-over-year;

•	Adjusted EBITDA in the range of $1.650 billion to $1.725 billion, an increase of 6% to 10% year-over-year, versus the prior target of 12% to 15%;

•	Free cash flow in the range of $525 million to $625 million, versus the prior target of approximately $650 million[4];

•	Net capital expenditures in the range of $400 million to $450 million;

•	Depreciation and amortization in the range of $765 million to $785 million;

•	Effective tax rate in the range of 26% to 29%; and

•	Cash taxes in the range of $165 million to $190 million[5].

To generate 6% to 10% year-over-year growth in adjusted EBITDA for 2019, we anticipate low to mid-single-digit growth in adjusted EBITDA in the first half of the year, with momentum building in the second half. We entered the year with some headwinds, but we believe they’ll be increasingly offset by contributions to EBITDA as the year progresses. We had substantial capacity dedicated to our large customer in brokerage, last mile and logistics – within a few months, the great bulk of these resources should be redeployed and earning money. At the same time, our year-over-year comps will become easier.

In addition to the high demand for our e-commerce services, we expect full-year benefits from the record number of logistics projects we started up throughout 2018 and the expansion of our last mile hubs, as well as from our LTL pricing technology and the launch of our strategic account team in Europe. In addition, we should see positive impacts later this year from workforce planning, collaborative robots and other productivity initiatives recently underway, and we’re getting good traction with XPO Direct. In the third quarter, we’ll lap our 2018 loss from the House of Fraser bankruptcy.

Sustainable Value Creation

In summary, we’re continuing to execute our strategy for growth and returns, and to gain share in the trillion-dollar market where we operate. There are always ways we can help our customers operate more efficiently and reduce their costs — that’s the most sustainable path to shareholder value.

XPO is on the radar in every industry that requires transportation or logistics. Our ability to drive efficiencies through technology in so many parts of the supply chain clearly resonates with customers. While this is particularly true with e-commerce, we work closely with all types of

4, [5]

Free cash flow and cash taxes assume a cash interest expense of $275 million to $315 million on additional debt of $1 billion in 2019 to repurchase shares. The company expects working capital to be a use of cash in 2019 as it funds its revenue growth, offset in part by incremental year-over-year proceeds of $125 million to $150 million from trade receivables programs.

companies to look at the entire supply chain, from sourcing to the end-customer. Our partnership approach and our proprietary technology are major reasons why 69% of Fortune 100 companies use XPO.

Underlying our strategy is a deep bench of seasoned operators who know how to achieve results. It’s worth noting that 16% of XPO’s diluted outstanding shares are held by company executives and directors, which aligns their interests with those of our public shareholders.

In 2016, XPO made the Fortune 500 list for the first time, and one year later, we were named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list, and Gartner ranked us as a leader among third party logistics providers worldwide. Inbound Logistics has named us a Top 75 Green Supply Chain Partner for the past three years. In Italy, we were awarded Logistics Company of the Year for innovation two years in a row. Logistics Manager named us 3PL of the Year. And in the UK, we were voted one of Glassdoor’s top three Best Places to Work. Forbes ranked us as the top-performing US company on the Global 2000 and one of America’s Best Employers.

In 2018, Fortune named us one of the World’s Most Admired Companies — an honor they repeated in 2019, while ranking us first in our category. Many of the criteria for Most Admired Companies mirror core strengths of XPO: innovativeness, long-term investment value, financial soundness, wise use of corporate assets and effectiveness in conducting a global business. We thank our employees for creating the culture that has led to these recognitions.

We’re just getting started. We grew XPO into an industry leader in four years, primarily through acquisitions, then turned to optimization. We ensured that we have strong operators in place, with a motivated workforce and meticulous growth plans for each line of business. As we look ahead, we’re confident in our ability to leverage our strengths and create meaningful shareholder value.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to accompanying slide presentation.

This document and the accompanying slide presentation contain the following non-GAAP financial measures: earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the three-month periods ended December 31, 2018 and 2017; EBITDA, adjusted EBITDA and adjusted EBITDA excluding truckload for the twelve-month periods ended December 31, 2018, 2017 and 2016; free cash flow for the three-month periods ended December 31, 2018 and 2017, and the twelve-month periods ended December 31, 2018, 2017 and 2016; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three and twelve-month periods ended December 31, 2018 and 2017; adjusted operating income and adjusted operating ratio for our North American less-than-truckload business for the three and twelve-month periods ended December 31, 2018, 2017 and 2015; and organic revenue growth for the three-month periods ended December 31, 2018 and 2017, on a consolidated basis.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. We believe these non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction, integration and rebranding costs, restructuring costs, litigation costs for independent contractor matters and the gain on sale of an equity investment. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Litigation costs refer to settlement and related costs associated with independent contractor claims in our last mile business. The gain on sale of an equity investment relates to the sale of a non-strategic equity ownership interest in a private company. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration, restructuring and rebranding costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations and fuel surcharges.

With respect to our 2019 financial target for adjusted EBITDA and free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our 2019 financial targets for our consolidated revenue and organic revenue growth, adjusted EBITDA, free cash flow, net capital expenditures, depreciation and amortization, effective tax rate and cash taxes. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.